Filed Pursuant Rule 433

Registration Statement No. 333-177762

August 8, 2013

Pricing Term Sheet

$1,000,000,000

The Procter & Gamble Company

3.100% Notes due August 15, 2023

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount Offered:	$1,000,000,000

Maturity Date:	August 15, 2023

Coupon (Interest Rate):	3.100%

Price to Public (Issue Price):	99.353% of principal amount

Yield to Maturity:	3.176%

Spread to Benchmark Treasury:	+60 basis points

Benchmark Treasury:	1.750% due May 15, 2023

Benchmark Treasury Yield:	2.576%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2014

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 10 basis points

Trade Date:	August 8, 2013

Settlement Date:	August 13, 2013 (T+3)

CUSIP Number:	742718 EB1

ISIN Number:	US742718 EB11

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC

Senior Co-Managers:	Barclays Capital Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC and RBC Capital Markets, LLC

Co-Managers:	Fifth Third Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and The Williams Capital Group, L.P.

Type of Offering:	SEC Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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